SHARE OPTION PLAN FOR EMPLOYEES, OFFICERS, DIRECTORS AND CONSULTANTS
OF CGI GROUP INC., ITS SUBSIDIARIES AND ITS ASSOCIATES

1.	Definitions

For the purposes hereof and unless the context otherwise requires:

1.1	“Affiliate” has the meaning given to that term in the Securities Act (Ontario);

1.2	“Associate” has the meaning given to that term in the Securities Act (Ontario);

1.3	“Blackout Period” means any period during which a policy of the Company prevents an Optionee from exercising an Option;

1.4	“Board” means the Board of Directors of the Company;

1.5
“Business Day” means a day of the week other than a Saturday, Sunday or a legal holiday recognized as such either in the Province of Quebec, or in the place where the concerned Optionee is normally resident;

1.6	“Committee” means the Human Resources Committee of the Board;

1.7	“Company” means CGI Group Inc.;

1.8	“Consultant” means any person or company engaged to provide ongoing management or consulting services for the Company or any of its Subsidiaries or Associates;

1.9	“Director” means a member of the Board of Directors of the Company;

1.10	“Employee” means any regular employee of the Company, of any of its Subsidiaries or of any of its Associates;

1.11	“Estate” has the meaning given to that expression in Section 6.1.4 hereof;

1.12
“Insider” has the meaning given to that term in the Securities Act (Ontario), but does not include senior officers of the Company or directors or senior officers of a Subsidiary or Affiliate of the Company unless such director or senior officer:

1.12.1	in the ordinary course receives or has access to information as material facts or material changes concerning the Company before the material facts or material changes are generally disclosed;

1.12.2	is an “ineligible insider” within the meaning given to that term in National Instrument 55-101 ‑ Insider Reporting Exemptions. By way of example, and without limiting the definition under National Instrument 55-101, a director or senior officer in charge of a principal business unit, division or function of the Company or a Subsidiary that represents 10% or more of the consolidated revenues or assets of the Company is an ineligible insider; or

1.12.3	is an insider of the Company in a capacity other than as a director or senior officer of the Subsidiary or Affiliate;

1.13
“Last Working Day” means the Employee’s last day of work for the Company or any of its Subsidiaries or Associates, excluding any period representing pay in lieu of notice, severance pay, gratuitous payment or any other indemnity, amount or notice whatsoever on account of termination of employment;

1.14	“Officer” means any officer of the Company, of any of its Subsidiaries or of any of its Associates;

1.15	“Option” means an option to purchase Shares granted under the Plan;

1.16	“Optionee” means an Employee, an Officer, a Director or a Consultant to whom an Option has been granted under the Plan;

1.17	“Option Period” has the meaning given to that expression in Section 6.1 hereof;

1.18	“Plan” means this Share Option Plan for Employees, Officers, Directors and Consultants of the Company, its Subsidiaries and its Associates;

1.19	To “retire” or “retirement” means that the Optionee has ceased to be a regular Employee, provided that:
-    the Optionee is either no longer gainfully employed; or

-	following the cessation of employment, the Optionee is gainfully employed and pursues activities in a business that is not a direct competitor of the Company; and

-	the executive management committee of the Company confirms the Optionee’s retirement;

1.20
“Securities Based Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of securities of the Company, including a share purchase from treasury that is financially assisted by the Company by way of a loan, guarantee or otherwise;

1.21	“Shares” means the Class A subordinate voting shares in the share capital of the Company which may be purchased upon the exercise of an Option;

1.22	“Subsidiary” means any corporation controlled, directly or indirectly, by the Company; and

1.23	“Total Shares” means, collectively, the Shares and the Class B shares (multiple voting) in the share capital of the Company.

2.	Purpose of the Plan

The Plan has been established to allow certain Employees, Directors, Officers and Consultants to purchase Shares directly from the Company.

3.	Administration

The Plan is governed by the Board. The Committee makes recommendations to the Board in relation to the Plan and to grants of Options. The Board has the ultimate and sole power and authority to grant Options under the Plan and interpret the terms and conditions of Options that have been granted. The Board grants Options by identifying the Employees, Directors, Officers and Consultants who are to receive Options, including the number of Options, the subscription price, the Option Period and the vesting conditions. The determinations, designations, decisions and interpretations of the Board are binding and final. Management of the Company is responsible for the day-to-day administration of the Plan.

4.	Shares Subject to the Plan

The number of Shares issuable upon the exercise of Options shall not exceed 53,600,000 Shares, subject to adjustments made pursuant to Section 12. Shares covered by Options which have expired or which have been cancelled without having been exercised shall be available for any subsequent Option under the Plan.

5.	Grant of Options

5.1
Upon approval by the Board, each Option granted shall be confirmed by a letter of the Corporate Secretary or an Assistant Corporate Secretary of the Company which shall be sent to the Optionee indicating the number of Shares covered by the Option, the subscription price, the Option Period and the vesting conditions, as the case may be.

5.2	More than one Option may be granted to the same Optionee, provided that such Optionee does not hold Options covering more than 5% of the issued and outstanding Total Shares.

5.3
The number of Shares issuable to Insiders in aggregate, at any time, pursuant to the Plan and any other Securities Based Compensation Arrangement cannot exceed 10% of the Total Shares issued and outstanding; and

5.4
The number of Shares issued to Insiders within any one year period pursuant to the Plan and any other Securities Based Compensation Arrangement cannot exceed 10% of the Total Shares issued and outstanding;

6.	Option Period

6.1
Once an Option has vested, it may be exercised during a period (the “Option Period”) determined by the Board on the recommendation of the Committee which shall not commence prior to the date of the grant of the Option and which shall terminate on or before the tenth anniversary of such date, except that:

6.1.1
if the employment of an Optionee (other than a Director) is terminated by mutual agreement or by the Company, one of its Subsidiaries or one of its Associates or if the contract of a Consultant terminates at its normal termination date or is terminated by the Company, one of its Subsidiaries or one of its Associates before its normal termination date, the Optionee shall be entitled to exercise his or her vested Options then outstanding within 90 days of the date of his or her Last Working Day in the case of an Employee or within 90 days of the date of termination of the consulting contract in the case of a Consultant or as confirmed in his or her settlement agreement, if any, and subject to the Board’s approval on the recommendation of the Committee;

6.1.2	if an Optionee (other than a Director) resigns, the Optionee shall be entitled to exercise his or her vested Options then outstanding within 90 days of the date of his or her Last Working Day;

6.1.3
if a Consultant terminates the consulting contract before its normal termination date, the Optionee shall be entitled to exercise his or her vested Options then outstanding within 90 days of the termination of the consulting contract;

6.1.4
the estate, succession, heirs or legal representatives of a deceased Optionee (hereafter referred to as the “Estate”) shall earn one day of extension for every three days of the deceased Optionee’s employment with the Company, for a minimum of 180 days and up to a maximum of three (3) years of extension (the “Estate Extension Period”) which shall accrue pro-rata, day by day. The Estate shall be entitled to exercise the vested Options outstanding at the time of the Optionee’s death within the later of (i) 180 days of the Optionee’s death, or (ii) an extended period, if any, ending on the earlier of:

-	the date on which the Estate Extension Period ends; or

-	the day that the Option Period expires.

6.1.5
an Optionee (other than a Director) who retires (“Retirees”) shall earn one day of extension for every three days of employment with the Company, for a minimum of 90 days and up to a maximum of three (3) years of extension (the “Extension Period”) which shall accrue pro-rata, day by day. Retirees shall be entitled to exercise the vested Options then outstanding, as the case may be within the later of (i) 90 days of the date of retirement or (ii) an extended period, if any, ending on the earlier of:

-	the date on which the Extension Period ends; or
-    the day that the Option Period expires; or

-	the day on which the Optionee ceases to be retired pursuant to Section 1.19 of the Plan; and

6.1.6
an Optionee who is a Director shall earn one day of extension for every three days of service on the Company’s Board of Directors, for a minimum of 90 days and up to to a maximum of three (3) years of extension (the “Director’s Extension Period”) which shall accrue pro-rata, day by day. If an Optionee ceases to be a Director for any reason whatsoever, such Optionee (or his or her legal representative) shall be entitled to exercise the vested Options then outstanding, as the case may be within the later of (i) 90 days of the date of termination of Board service, or (ii) an extended period, if any, ending on the earlier of:

-	the date on which the Director’s Extension Period ends; or
-    the day that the Option Period expires.

6.2	All rights under an Option not exercised at the expiry of the Option Period or with respect to which the Option Period has not commenced prior to the Optionee’s death shall lapse.

7.	Blackout Periods

If the date on which an Option expires occurs during a Blackout Period or within 10 Business Days after the last day of a Blackout Period, the date of expiry of such Option will be the last day of such 10 Business Day period.

8.	Exercise of Option

8.1	A vested Option may be exercised in whole at any time or in part from time to time during the Option Period.

8.2
A vested Option may be exercised in such manner as the Corporate Secretary may determine from time to time, including, without limitation, processes administered by the Company or by third parties mandated by the Company, whether using telephone or Internet facilities, or otherwise. The process approved by the Corporate Secretary shall be posted on the human resources portion of the Company’s enterprise web portal and shall be communicated to Employees, Officers, Directors and Consultants by other means from time to time. Upon full payment of the subscription price together with any amount that may be required to be withheld or deducted under applicable taxation or other laws, the Company shall cause a certificate for the number of Shares indicated in the Optionee’s notice to be issued in the name of the Optionee and delivered to the address indicated in the notice no later than 10 business days following the exercise of the Option. If the Optionee does not remit to the Company such amount required to be withheld or deducted in cash at the time of the exercice, the Company may cause to be sold, in the market, such number of Shares underlying the Options as is necessary to pay such amount and shall use the proceeds of the sale for such purpose.

9.	Subscription Price

The price at which Shares may be purchased under the Plan shall be determined by the Board based on the date an Option is granted, provided however that such price may not be less than the market price of the shares being the closing sale price of the Shares on the Toronto Stock Exchange on the trading day immediately preceding the date of grant.

10.	Option Unassignable

The Optionee may not assign, pledge or encumber any Option nor any interest therein other than by will or under the law of succession.

11.	Shareholder Rights

An Optionee shall not have any rights as a shareholder of the Company with respect to any of the Shares covered by his or her Option until the Optionee has become the registered holder of such Shares.

12.	Effect of any Amendment to the Share Capital

In the event of any change in the number of outstanding Shares of the Company following any share dividend, subdivision, reorganization, merger, consolidation, combination or exchange of shares or any other similar corporate change, the Board shall make an equitable adjustment to the maximum number or the class of shares issuable under the Plan or covered by outstanding Options and to the subscription price for such shares. Such adjustment shall be final and binding for the purposes of the Plan.

13.	Taxes imposed in respect of Options

Optionees shall be responsible for any tax that may be imposed either directly or indirectly on the Optionee or the Company or any of its subsidiaries in respect of the Optionee as a result of the grant of an Option or in respect of the benefit inuring to the Optionee in respect of any Option. The Company, or, as the case may be, the subsidiary of the Company that is liable to pay or withhold any such tax may, to the extent permitted by the law under which any such tax is imposed, recover from the Optionee in respect of whom the tax is imposed the amount of any such tax paid or payable.

14.	Amendment and Termination

14.1
The Board, on the recommendation of the Committee, may, at any time and from time to time, amend, suspend or terminate the Plan, in whole or in part, or amend any term of any issued and outstanding Option (including, without limitation, the price at which Shares may be purchased under the Plan, the vesting and the expiry date of an outstanding Option) provided that no such amendment, suspension or termination may be made without:

14.1.1	Obtaining approval of the shareholders of the Company, unless not required pursuant to Section 14.2 or applicable regulatory authority or stock exchange requirements;

14.1.2	obtaining any required approval of any applicable regulatory authority or stock exchange; and

14.1.3
in the case of issued and outstanding Options, obtaining the consent or, subject to regulatory approval, the deemed consent of the concerned Optionee in the event that the amendment materially prejudices the Optionee’s rights.

14.2	Shareholder approval is not required with respect to the following amendments, in as much as the amendment is in accordance with applicable regulatory requirements:

14.2.1	changing the eligibility for, and limitations on, participation in the Plan;

14.2.2
modifying the periods referred to in Subsections 6.1.1 to 6.1.6 during which Options may be exercised, subject to, as the case may be, (i), subject to Section 7, the Option Period terminating on or before the tenth anniversary of the date of the grant of the Option, and (ii) a maximum Option exercise period extension of three years for any Employee, Officer, Consultant or Director;

14.2.3
changing the terms on which Options may be granted and exercised including, without limitation, the provisions relating to the price at which Shares may be purchased under the Plan, vesting, expiry, assignment and the adjustments to be made pursuant to Section 12;

14.2.4
making any addition to, deletion from or alteration of the provisions of the Plan that are necessary to comply with applicable law or the requirements of any applicable regulatory authority or stock exchange;

14.2.5	correcting or rectifying any ambiguity, defective provision, error or omission in the Plan; and

14.2.6	changing the provisions relating to the administration of the Plan;

unless any amendment made to the Plan would reduce the subscription price of an issued and outstanding Option, lead to a significant or unreasonable dilution of the outstanding Shares or provide additional material benefits to Insiders, in which case approval of the shareholders of the Company must be obtained. In addition, if an amendment would reduce the subscription price of any outstanding Option held by an Insider or would extend the expiry date of Options held by Insiders beyond the exercise periods contemplated under the Plan, approval of the shareholders of the Company, other than the relevant Insiders, must be obtained.

September 28, 2011